UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11/A
Amendment No. 2

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

USA REAL ESTATE HOLDING COMPANY
1020 North Coach House Circle, Wichita, Kansas, 67235, 316-721-4415

SAMUEL WIERDLOW, INC.
3422 Old Capitol Trail  #584, Wilmington, Delaware, 19808, 302-777-1642
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed offering price per unit		Net Proceeds to shareholders	Net Proceeds to company	Amount of registration fee

Common Stock	46,699,017	(1)	$0.10	(2)	$4,669,902	$0	$332.96

Common Stock	50,000,000	(3)	$0.10	(4)	$0	$5,000,000	$356.50
TOTALS	96,699,017		--		$4,669,902	$5,000,000	$689.46

(1)	This Registration Statement covers the re-sale by our selling shareholders of up to 46,699,017 shares of our common stock previously issued to such selling shareholders.
(2)
The initial, fixed price at which the selling shareholders are selling their shares. Our selling security holders will sell at this fixed price until our securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

(3)	Represents shares of common stock that we are offering through this prospectus for sale publicly.
(4)	The price at which we are offering our shares for sale.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

USA REAL ESTATE HOLDING COMPANY
is registering
46,699,017 shares of its Common Stock already issued
and offering an additional
50,000,000 shares of its Common Stock

This Prospectus relates to two issuances of securities:

First, this prospectus relates to 46,699,017 shares of our common stock, par value $0.0001 per share, which may be offered for sale or otherwise transferred from time to time by the selling shareholders.

These 46,699,017 shares are being registered to permit public secondary trading of the securities offered by the selling stockholders named in this Prospectus. We will not receive any of the proceeds from the sale of the securities by the selling stockholders. Our selling security holders will sell at a fixed price of $0.10 per share until our securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Second, this prospectus relates to the offering of 50,000,000 shares of our common stock at a price of $0.10 per share, for total proceeds of $5,000,000 in this offering.

We are offering these 50,000,000 shares on a direct participation basis, which means we have no underwriting agreements at all. This offering will end 90 days from the effective date of this registration statement; however, we may extend the offering for an additional 90 days. There are no minimum purchase requirements. Shares can be purchased for cash, goods or services. You, the prospective investor, should note that we have no plans to put the funds from this offering in any escrow, trust, or similar account. And there is no minimum amount of securities which must be sold in the offering before we receive any proceeds. We are not paying any commissions at all as part of this offering. The offering will be sold by current officers and directors who are also shareholders on a best efforts basis.

Please be advised that there is no public market for our stock. No national securities exchanges list these shares being offered, and the NASDAQ Stock Market does not list these shares being offered either.

The total amount of shares of common stock which may be sold pursuant to this prospectus would constitute 52.67% of our issued and outstanding common stock as of November 10, 2009.

Important Note: Investing in our company, USA REAL ESTATE HOLDING COMPANY, involves a great deal of risk, for many different reasons. Please see a list of the risk factors involved in investing in our company, beginning on page 6 of this prospectus.

The Commissioner of Corporations of the State of California does not recommend or endorse the purchase of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [blank pending effectiveness from SEC

Dealer Prospectus Delivery Obligation: Until [date left blank pending Notice of Effectiveness], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

Summary Information	5
Risk Factors	6
Determination of Offering Price	11
Dilution	12
Selling Shareholders	12
Plan of Distribution	15
Use of Proceeds	18
Management's Discussion and Analysis of Financial Condition	19
General Information as to Registrant	21
Policies With Respect to Investments and Other Certain Activities	22
Tax Treatment	24
Market for Common Equity and Related Stockholder Matters	25
Description of Securities	26
Legal Proceedings	26
Security Ownership of Certain Beneficial Owners and Management	26
Directors, Executive Officers, Promoters and Control Persons	29
Executive Compensation	30
Certain Relationships and Related Transactions	31
Selection, Management and Custody of Registrant’s Investments	31
Policies With Respect to Certain Transactions	32
Limitations of Liability	32
Financial Statements	33
Interest of Named Experts and Counsel	51
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	51

Summary Information and Risk Factors.

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

SUMMARY INFORMATION

We are USA REAL ESTATE HOLDING COMPANY, a development-stage company with the intent to purchase commercial properties, including the land, on which are located retail stores. Our plan calls for us to then lease back the property we purchased to the retailers who operate upon it. Our goal is ultimately to own a portfolio of commercial properties, leased out to the retailers who operate out of each respective property.

We own no real estate at this time and have no substantive real estate-related business operations at ths time, nor does our wholly-owned subsidiary, USA Real Estate Inc., which, since its inception in 2007, has not attempted to purchase any real estate properties. The members of our management team have real estate-related experience, prinicipally in construction, leasing space for their own businesses and collections, but have no experience evaluating, purchasing or managing commercial properties for a real estate investment company. Our current operations are limited to setting up offices, raising a limited amount of capital, preparing this offering statement, and doing a limited amount of market research, including making preliminary inquiries into certain specific property we would like to own.

We have never had a profit, currently have no non-cash assets, are in poor financial condition and we anticipate no profits for at least the upcoming year, as we attempt to build our portfolio of properties. See Risk Factors starting on page 6 for more information.

New Issuance from the Company. 50,000,000 of the shares of common stock offered under this prospectus are being offered directly from the company. Our intent is to raise up to $5,000,000 through the sale of these shares, at $0.10 per share. Please see our Use of Proceeds section for information on how we itnend to spend any proceeds from this offering.

Selling Shareholders 46,699,017 of the shares of common stock offered under this prospectus may be sold by the selling security holders at a fixed price of $0.10 per share until our securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Security Holders" and "Plan of Distribution". The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling security holders.

The mailing address of our principal executive offices is: 1020 North Coach House Circle, Wichita, Kansas, 67235. The telephone number of our principal executive offices is: 316-721-4415. We have no website at this time.

Our revenues for the most recent audited period – January 1, 2009 – December 31, 2009 – were zero. Our net loss for the most recent audited period was $333,790. We have accumulated a deficit of $379,517 since inception and our auditors have issued a going concern opinion. See the notes to our audited financial statements below. The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

Operating Statement Data	For the period January 1, 2009 through December 31, 2009 (Audited)

Income Statement Data
Revenues:	$0
Expenses:	333,790
Net Loss from Operations:	(333,790)

Balance Sheet Data	As at December 31, 2009 (Audited)

Total Assets:	$192
Total Liabilities:	84,719
Total Stockholders' Equity:	(84,527)

RISK FACTORS

You should carefully consider the following risk factors and all other information in this prospectus before investing in our common stock. Investing in our company involves a high degree of risk. Any of the following risks makes investment in our company speculative or risky, and could adversely affect our business, financial condition and results of our operations and could result in a complete loss of your investment.

Risk Factors Related Directly to Our Business Plan

Our Auditors Have Issued a Going Concern Opinion On Us, Signifying Serious Doubts About Our Ability to Continue to Exist, Let Alone Effectively Execute Our Business Plans. Citing our lack of financial resources, net loss through the first six months of this year and accumulated deficit, our auditors have issued a going concern opinion on us. At this stage, we are highly dependent on an infusion of capital to keep our business going. Specifically, as of December 31, 2009, we had no revenues and total liabilities of $84,719 and we may not have adequate funds to service our debt obligations. Further, we are highly dependent on the success of capital raises such as this public offering, and if unsuccessful in raising sufficient capital to at least fund our normal administrative functions, we are likely to go out of business.

Investing in Real Estate May Expose the Company to Specific Risks, Such as Vacancies, Inability of Tenants to Pay and Regulations, Which Could Significantly Impact Our Ability to Profit. Our real estate investments, as they are focused on midwestern “stand-alone” commercial properties featuring a retail outlet and including the land on which it sits, are exposed to a wide variety of risks, including but not limited to, the following:

•	nationwide and local social conditions, which may adversely affect the patronage of any retail location for which we may be the landlord, leading to a likelyhood of default on rent payments to us;
•	neighborhood values, which, if they decreased, would lead to a depreciation of our real estate;
•
the supply of, and demand for, specific types of investment properties, which, if demand for the types of investment properties we are likely to buy would go down, the re-sale value of our properties would go down as well;

•	vandalism, which could create an extra expense for the company, or, if virulent enough, decrease the value of any property stricken in such a way; and
•	changes in tax or zoning laws, which could make our property worthless as a commercial property if the municipality changes the zoning for the land on which our commercial outlet sits.

Our Strategy May Include Utilizing Leverage if We Cannot Raise Sufficient Capital, in Which Case Our Profitability Would be Hampered for Many Years as We Paid Back Loans. We may employ leverage in acquiring properties, which would expose us to additional risks, including the potential inability to pay back loans, which would not only cause us to lose our leveraged property, but also significantly damage our credit rating so that we may be unable to obtain financing in the future. We would also be obliged to report these defaults on our periodic Exchange Act reports, as well as any registration statements we may file in the future to raise additional capital, making us a less-attractive investment for future prospective investors.

We May Not Be Able to Access Credit, Which May Severely Hamper Or Inhibit Altogether Our Ability to Purchase Properties. Since 2008 in particular, worldwide credit markets have significantly shrunken, and accessing credit has been more difficult for businesses. We, in particular, may be in an especially poor position to receive loans from banks, as we have no operating history, a small cash position, and no established credit as a company. If we are not able to receive loans to purchase real estate, our ability to further our business plan would be severely hampered, and we would be forced to rely upon our ability to raise funds through stock offerings such as this one.

Risk Factors Related to Our Early Phase of Business, Track Record, Experience and Position in Industry

We Have Little History of Operations, And Therefore May Not Have the Sufficient Track Record Needed by Investors to Determine If We Are A Sound Investment Or Not. Our operations have consisted mainly of setting up offices, raising capital and otherwise organizing our operations. We have not generated any revenues or made any sales thus far. We incorporated in Delaware on February 3, 2009. This does not constitute a lengthy track record of accomplishments, and this fact may make it more difficult for investors to determine if we are a suitable investment. To be profitable we must develop, promote, and market our products and services, so they are accepted on a broad, commercial basis, and this will take likely more than one year. As a result of our limited operating history, it may be difficult for investors to accurately forecast our operating expenses or potential revenue.

We Have Not Done A Feasibility Study, And Our Market Research Has Been Limited to Our Management’s Prior Knowledge of the Real Estate Markets And Our Inquiries to Specific Property-Owners, And Therefore Are More Likely To Make Errors in Our Marketing and Business Plans, And Hence Are More Likely To Achieve Bad Performance.Our business and marketing plans are only based on our own experience. We can't promise we have made a good judgment of the workability of this project. By investing in USA Real Estate, you are risking your investment on an experimental business and marketing plan which is more difficult to adjudge of its merits because of a lack of a feasibility study. The lack of a feasibility study could then result in errors in judgment and planning and cause the business to lose sales opportunities and force closure of USA Real Estate. Our marketing initiatives have an unproven record and we have not enjoyed success with them yet.

We Are Dependent On The Senior Management Team And If We Should Lose Any Of Them, We May Not Have The Ability To Carry On With Our Business Plan As Conceived, Lowering Our Chances of Ultimate Success.   Our management team is Stephen R. Maddox, President and Chairman of the Board; Richard Maddox, Vice-President and a Director; and James Miller, Secretary, Treasurer and a Director. If we lost any of these key people it would hinder our progress a great deal, and it should be noted that we have no employment agreements with any of our officers or directors. Also, none of our executive officers are currently receiving any compensation, and we do not have the funds necessary to offer them competitive salaries, nor do we have funds to hire additional management or employees. This means that potentially, any of our officers and directors may leave us without notice and possibly work for a competitor.

Because we operate in a competitive market, we are very dependent on being able to attract qualified people to work with us. So, we must restrict hiring to key executives and a small administrative staff and invest in marketing and other activities wisely. Additionally, there is intense competition for the kind of sales personnel we need. Our success depends on our ability to attract and hire such personnel. We can't assure you that we will be able to attract and retain the kind of staff and other personnel we need to be successful.

Our Management Has Limited Previous Experience in Evaluating Internal Controls, Which Could Result in Mistakes, Weaknesses and Poor Supervision of Our Financial Recording Systems, Possibly Resulting in Misleading or Tampered Financial Records. Although all members of our management have familiarity with the real estate investment industry, our management team has no experience managing a public company, and none has extensive experience in evaluating internal controls on the financial reporting, nor in identifying weaknesses in the internal controls. As USA Real Estate expands, we will need to allocate significant resources to meet applicable internal financial reporting standards, which include those controls and standards intended to keep our financial accounts and reporting accurate, thorough and free of fraud. If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which would have a material adverse effect on our business and stock.

Our Management Has Limited Experience in Evaluating, Purchasing and Managing Real Estate Properties, and May Therefore Fail to Choose the Properties that Would Best Fulfill the Company’s Business Plan and/or Fail to Negotiate the Best Terms. Although all members of management have owned or leased commercial property for their own businesses, none have evaluated, purchased or managed a property on behalf of a real estate investment company. For this reason, it is possible that we may select a property for investment that ostensibly suits our business plan but ultimately does not due to a lack of understanding of one or more aspects of commercial real estate that only comes with experience, or we may choose a suitable property, but fail to negotiate the best terms due to our lack of experience in such matters.

Risk Factors Related to Our Stock

Your Investment in This Stock Offering Will Result in Immediate Dilution. We are asking new investors to purchase shares at $0.10 per share in our stock offering. Because our current net tangible book value is $0.00, the entire increase in our net tangible book value will be due to new investors’ investment. And since, if all shares in our offering are sold we will have $0.03 in net tangible book value, therefore an immediate 70% dilution for new investors purchasing at $0.10 will result.

There Is No Market For Our Common Equity Securities, And We May Never Develop A Market, Which Would Render Investors' Investment Very Illiquid. Our common shares are not listed on any stock market or exchange, making the selling and trading of our shares exceedingly difficult. Without a secondary market, one is not easily able to sell or trade our shares after purchasing them, and therefore may be stuck with their shares, rendering them rather illiquid. We intend to apply for a priced quotation on the OTC Bulletin Board, but there is no guarantee that our application will be approved. And even if we are accepted, quotation on the OTC Bulletin Board doesn't assure that a meaningful market will be created and sustained. It is common, in fact, for OTC-listed companies to have a non-existent trading volume on any given day.

We Have No Plans To Pay Dividends, Leaving Our Equity Investors With No Income From USA Real Estate For The Foreseeable Future. We do not expect to pay dividends now or in the foreseeable future. We intend to use any future earnings for purchase of additional real estate and other administrative and business functions. Should we decide to pay dividends at any time in the future, there is no guarantee that they will be paid on a timely basis. If in buying our stock you anticipate income from dividends, you should not buy our stock.

Any Market That Develops In Shares Of Our Common Stock Will Be Subject To The Penny Stock Regulations And Restrictions Which Will Create A Lack Of Liquidity And Make Trading Difficult Or Impossible.

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our common stock.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

▪	the basis on which the broker or dealer made the suitability determination, and

▪	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

Risk Factors Related to Legal Issues

We Have A Limitation Of Liability Against Our Directors, Where Permitted By Law, Possibly Limiting Certain Claims By Investors Should Our Business Fail. As permitted by Delaware law, there are limits of liability of our directors for monetary damages for breach of director's fiduciary duty except for liability in certain instances. As a result you as a stockholder will have limited rights to recover against directors for breach of fiduciary duty.

There are no charter provisions, bylaws, contracts or other arrangements that insures or indemnifies a controlling person, director or officer of USA Real Estate Holding Company which affects his or her liability in their capacity as controlling person, director or officer.

However, Section 145 of the Delaware General Corporation law makes provision for the indemnification of officers and directors under certain circumstances from liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Section 145 of the Delaware General Corporation law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

▪	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

▪	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

▪	arising under Section 174 of the Delaware General Corporation law; or

▪	for any transaction from which the director derived an improper personal benefit.

The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

▪	bad economic conditions;
▪	intense competition;
▪	entry of new competitors with similar business plans;
▪	increased and more stringent federal, state and local government regulation or new zoning regulations which diminish our real estate portfolio’s worth;
▪	under-funding;
▪	unexpected costs;
▪	price increases for commercial real estate;
▪	inability to raise rents;
▪	fluctuation of our operating results and financial condition;
▪	bad publicity and news coverage;
▪	unsuccessful marketing and sales plans;
▪	loss of key executives;
▪	inflation factors.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, including without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

Determination of Offering Price.

The offering price for the 46,699,017 shares already issued to the selling shareholders, $0.10, is equal to the price at which we are selling our new shares.

The offering price for the 50,000,000 shares being registered pursuant to this registered offering, $0.10, was set arbitrarily by our management. The price chosen was based more on our management’s estimate of our near-term capital needs, and has no bearing on our assets, book value, revenues, prospects or other established criteria of valuation. Despite the offering price being arbitrary, however, there were certain nebulous and subjective factors that were considered by management in determining the offering price, and these factors were

a)	the fact that USA Real Estate is approximately one year old, with little real operating history;

b)	the fact that we have not had profits nor revenues, and expect no profits for at least the next year;

c)	the fact that our business is an extremely competitive market with traditionally small margins;

d)	our attempt to set a price that could offset the risks involved in a potential investor's mind; and

e)	our attempt to start small, not risk more investors' money than we have to, and then, if we begin meeting the goals in our business plan, to do future money raises as needed and set the price higher.

Dilution.

46,699,017 of the shares of common stock that we are registering in this prospectus will not be dilutive because they are shares that have been issued already.

The price per share we are asking the public to pay in this current registered offering of 50,000,000 shares is $0.10 per share. Assuming all shares in the offering are sold, the total consideration to be paid by the new shareholders in this offering is $5,000,000.

Our existing shareholders, including shares not being registered through this prospectus, is 133,599,000.

Assuming the maximum number of shares are sold in this offering, the number of shares held by the existing shareholders will remain 133,599,000 -- which will become equivalent to 72.8% of the total number of outstanding shares -- and the number of shares held by the new investors will be 50,000,000 -- equivalent to 27.2% of the total number of outstanding shares.

The net tangible book value per share before the distribution, if subtracting the par value of all stock, is $0.00.

Assuming all shares in the offering are sold, the net tangible book value per share after the distribution will be $0.03.

Assuming all shares in the offering are sold, the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers of the shares being offered is $0.03, which is 100%.

Assuming all shares in the offering are sold, the amount of the immediate dilution from the public offering price which will be absorbed by new purchasers is $0.07 per share, or 70%.

Selling Shareholders.

We are registering 46,699,017 shares that were previously issued in stock issuances not involving any public offering.

On February 3, 2009, we issued 107,400,000 shares to the erstwhile shareholders of USA Real Estate Inc., a Delaware corporation, including 86,899,983 shares to affiliated which we are not registering through this prospectus and which we are not including as “selling shareholders”. The remainder, issued to non-affiliates, is 20,500,017 shares.

Also on February 3, 2009, we issued an additional 26,000,000 shares to five different consultants for the company pursuant to consulting contracts, and 50,000 shares to a private equity firm to help reimburse their legal and document preparation costs.

And finally, from June 10 – 30, 2009, 149,000 shares were sold to 20 individual subscribers pursuant to a Regulation D, Rule 504 private stock offering.

Now we are registering in this prospectus all 46,699,017 shares which we previously issued in the above-described transactions to non-affiliates.

The following table lists all selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder as of November 10, 2009. The third column lists the shares of common stock being offered pursuant to this prospectus by each of the selling shareholders. The fourth column lists the number of shares that will be beneficially owned by the selling shareholders assuming all of the shares offered pursuant to this prospectus are sold. All shareholders listed below are eligible to sell their shares.

Except as indicated in the footnotes to the table, no selling shareholder is an affiliate of us, the company. None of our selling shareholders is a registered broker-dealer or affiliate of a registered broker-dealer.

The natural person(s) with dispositive control over the shares held by each non-natural entity on the list below is identified by footnote.

Please note that Certificate #21, originally issued to Sharon A. Kisley, was cancelled after Ms. Kisley passed away, with her original investment in our subsidiary returned to her estate. There are therefore 56 shareholders of the company, though our certificates are numbered through 57.

Also please note that certificates numbered 1, 2, 5 and 28 are held by affiliates and are therefore not listed on this table of selling shareholders.

Cert #	Shareholder Name	# of Shares Owned	Shares Offered	Shares Owned After Offering

3	Kimberly Clark(1)	1,500,000	1,500,000	0
4	Tamara Brettin(2)	1,500,000	1,500,000	0
6	Vernon & Betty Rooker	999,999	999,999	0
7	Dennis & Gayle Albert	999,999	999,999	0
8	James & Delsie Stringer	999,999	999,999	0
9	Sheri Brigstocke	999,999	999,999	0
10	Patsy C. Hill	199,998	199,998	0
11	Sheldon Doggett	666,678	666,678	0
12	Mary, Sheldon & Shawn Doggett	666,678	666,678	0
13	Shawn & Candi Doggett	666,678	666,678	0
14	R.L. Strahl	499,998	499,998	0
15	Neil & Melva Miller(3)	999,999	999,999	0
16	Tara Cunningham(4)	1,500,000	1,500,000	0
17	Kent Miller(5)	1,500,000	1,500,000	0
18	Stephen & Brenda Brackeen	399,999	399,999	0
19	Rita S. Ackerson	399,999	399,999	0
20	Kimberly C. Garci	600,000	600,000	0
22	Mark J. and Susan Nienhaus	399,999	399,999	0
23	Eugene C. Swanson and Janis K. Swanson	399,999	399,999	0
24	Dolores L. Brunk	399,999	399,999	0
25	Moses and Shirley Greasham	399,999	399,999	0
26	Eric and Penny Anderson	399,999	399,999	0
27	Dina K. Duggin and Valeria S. Duggin	399,999	399,999	0
29	Helen Maddox(6)	1,000,000	1,000,000	0
30	James and Linda Maddox(7)	1,000,000	1,000,000	0
31	Gary and Joyce Maddox(8)	1,000,000	1,000,000	0
32	Artfield Investments RD, Inc.(9)	3,250,000	3,250,000	0
33	CK Dragon Trust(10)	6,500,000	6,500,000	0
34	CKDCO, Inc.(11)	6,500,000	6,500,000	0
35	Fordee Management Company(12)	6,500,000	6,500,000	0
36	Palatine Investments, Inc.(13)	3,250,000	3,250,000	0
37	Auctus Private Equity Management, Inc.(14)	50,000	50,000	0
38	Glenn Benest	6,000	6,000	0
39	Emerson Dibley	6,000	6,000	0
40	Manny Griefman	6,000	6,000	0
41	James Kilmartin	6,000	6,000	0
42	Janet Landon	6,000	6,000	0
43	Peter Milford	6,000	6,000	0
44	Gale Voight	6,000	6,000	0
45	Joseph P. Hochman	7,000	7,000	0
46	Kathy Byrne	7,000	7,000	0
47	MacDuffy Arthur Dibley	6,000	6,000	0
48	Michelle Irwin	6,000	6,000	0
49	Alastair N. Wood	23,000	23,000	0
50	Chantalle Hochman	7,000	7,000	0
51	William Kilmartin	6,000	6,000	0
52	Keith Wagner	6,000	6,000	0
53	Allison L. Lukert	5,000	5,000	0
54	David Aranovich	6,000	6,000	0
55	Ariella Kapelner	12,000	12,000	0
56	Cody Moore	6,000	6,000	0
57	James M. Douglass	10,000	10,000	0

	Total Shares:	46,699,017	46,699,017	0

(1)	Kimberly Clark is the sister of James Miller and sister-in-law of Stephen Maddox.

(2)	Tamara Brettin is the sister of James Miller and sister-in-law of Stephen Maddox.

(3)	Neil and Melva Miller are parents of James Miller.

(4)	Tara Cunningham is sister-in-law of Stephen R. Maddox.

(5)	Kent Miller is brother-in-law of Stephen R. Maddox.

(6)	Helen Maddox is mother of Stephen R. Maddox and Richard Maddox.

(7)	James Maddox is brother, and Linda Maddox is sister-in-law, to Stephen R. Maddox.

(8)	Gary Maddox is brother, and Joyce Maddox is sister-in-law, to Stephen R. Maddox.

(9)	Dispositive control for shares held by Artfield Investments RD, Inc. belongs to President Stan Medley.

(10)	Dispositive control for shares held by CK Dragon Trust belongs to Trustee Charlene Kalk.

(11)	Dispositive control for shares held by CKDCO, Inc. belongs to President Charlene Kalk.

(12)	Dispositive control for shares held by Fordee Management Company belongs to President Stan Medley.

(13)	Dispositive control for shares held by Palatine Investments, Inc. belongs to Chairman Steven Medley.

(14)	Dispositive control for shares held by Aucuts Private Equity Management, Inc. belongs to President Al Sollami.

Plan of Distribution.

Direct Participation Stock Offering. Our plan of distribution is to offer for sale 50,000,000 shares of our common stock for cash at a price of $0.10 per share and/or in exchange for real property, real estate consulting services or general business consulting services rendered at the same value of $0.10 per share. It is impossible to accurately predict how our arrangement to allow for the purchase of shares in exchange for services rendered will affect the amount of proceeds that may be raised in our offering, although we believe it will not affect it greatly. No amount of debt held by USA Real Estate Holding Company may be cancelled for shares in this offering. We will receive any net proceeds from the sale of these shares and we will use the proceeds at our discretion. Please see Use of Proceeds, above. If we fail to raise the maximum offering, we will keep whatever funds are raised in order to offset the costs of this offering.

We do not intend to allow any of our officers or directors to purchase shares in this offering.

We will use our subscription agreement as well as our investor questionnaire, to determine each purchaser's qualifications to invest. Each potential investor will be required to complete an investor questionnaire and subscription agreement, because the purchase of our stock involves substantial risks, and the investor questionnaire and subscription agreement will outline his or her financial status and capabilities for purchasing a high risk investment.

At this time we do not intend, and have no plans, to use any broker-dealers or underwriters in the selling of shares in this offering, and, except in the unlikely and unforeseen event that we do use brokers or dealers, we will not pay any commissions to anyone, including members of management, in connection with this offering. Members of management – Stephen R. Maddox, Richard Maddox and James Miller – will attempt to sell the 50,000,000 shares being offered on a direct participation basis.

No member of management will register as a broker-dealer, in reliance on Rule 3a4-1 under the Securities Exchange Act of 1934, which allows our three members of management to sell shares in this offering without registering as a broker-dealer, provided four conditions are met.

First, our selling members of management must not be subject to statutory disqualification as defined by section 3(a)(39) of the Securities Exchange Act. Second, no selling member of management may be compensated in connection with his or her participation in this offering, either directly or indirectly. Third, no selling member of management may be now, or anticipated to be in the foreseeable future, an associated person of a broker or dealer. And fourth, selling members of management must primarily perform duties outside of selling securities, must not have been a broker or dealer or an associated person of a broker or dealer, within the past year, and must not participate in any offering for any issuer more than once per year.

All three members of our management satisfy all four requirements of Rule 3a4-1.

The offering will have a termination period of 90 days from the effective date and may be extended for an additional 90 days if we so choose.

Selling Shareholders. Our selling security holders will sell at a fixed price of $0.10 until our securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and

-	a combination of any such methods of sale.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this registration.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling security holders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling security holders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Security Holders” for description of any material relationship that a stockholder has with us and the description of such relationship.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $19,000. We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

In addition to the foregoing, persons who purchase common stock from a selling stockholder pursuant to this prospectus may resell such shares of common stock without restriction by any method permitted by applicable law.

Use of Proceeds

We will not receive any proceeds from the sale of any of the 46,699,017 shares of common stock being registered in this prospectus and which are currently held by our selling shareholders.

Regarding our current offering, if all 50,000,000 shares we are offering through this registered offering are sold, we will receive $5,000,000, which we will use in the following manner:

●	Priority #1	$200,000	Administration: setting up offices, accounting costs, audit and review fees, costs associated with Exchange Act reporting requirements, etc.

●	Priority #2	$1,000,000	Purchase of commercial property, likely a stand-alone building + lot retail location in the American midwest.

●	Priority #3	$1,000,000	Purchase of commercial property, likely a stand-alone building + lot retail location in the American midwest.

●	Priority #4	$2,500,000	Purchase of commercial property, likely a stand-alone building + lot retail location in the American midwest.

●	Priority #5	$300,000	Reserve for escrow and related closing costs, property and title insurance, maintenance, management and lease contracts, and property taxes.

If 25,000,000 shares are sold, we will receive $2,500,000, which we will use in the following manner:

●	Priority #1	$200,000	Administration: setting up offices, accounting costs, audit and review fees, costs associated with Exchange Act reporting requirements, etc.

●	Priority #2	$1,000,000	Purchase of commercial property, likely a stand-alone building + lot retail location in the American midwest.

●	Priority #3	$1,000,000	Purchase of commercial property, likely a stand-alone building + lot retail location in the American midwest.

●	Priority #4	$3000,000	Reserve for escrow and related closing costs, property and title insurance, maintenance, management and lease contracts, and property taxes.

If 5,000,000 shares are sold, we will receive $500,000, which we will use in the following manner:

●	Priority #1	$100,000	Administration: setting up offices, accounting costs, audit and review fees, costs associated with Exchange Act reporting requirements, etc.

●	Priority #2	$400,000	Capital reserve.

If we raised less than $1,000,000 through this offering, we would not be able to purchase any of the commercial properties currently on our list of properties to buy (see Management’s Discussion and Analysis section, below) outright, and would need to use debt, or future public and/or private stock offerings to purchase at least our first property.

If we raised less than $25,000 through this offering, we would not be able to pay for our administrative expenses or our reporting requirements for the next 12 months, without further loans from management, which they are under no obligation to give us. See Management’s Discussion and Analysis section, below.

We may issue shares in this offering in exchange for real property, at a value of $0.10 per share. We may also issue shares to consultants at a price of $0.10 per share; however, the circumstances in which we would issue shares to consultants would be limited to those occasions when they are providing either: a) real estate consulting with respect to a specific property and is providing information valuable to us in determining the worth of a property and the best possible terms we could negotiate for the purchase of such property, or b) general business consulting related to our administration and corporate structure.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Overview. The variables which cause us the most concern in the next 12 months are the state of the commercial real estate market in the United States, as well as the overall economy.

The recent downturn in economic activity, and in particular the real estate market, has created an opportunity to purchase commercial real estate at low prices relative to prices over the previous ten years or more. The commercial real estate market in particular is now beginning to suffer in a similar manner to how the residential market has suffered over the previous 18 months or so, creating even greater opportunities to purchase distressed commercial properties at relatively low prices.

However, this market downturn is a double-edged sword. Should we purchase a commercial property containing, for example, a large retail store, then lease that property back to the retailer, a further slide in the health of the economy could put the retailer in default to us on lease payments and further depress the value of the property.

Therefore, the ideal scene for us is to purchase commercial property at these reduced prices, then have the economic health of the country rebound, raising the value of our portfolio of properties. But since we are not in control of the overall economy, we simply may not be able to purchase properties at their greatest values and profit from leasing the properties to the tenants while enjoying a rise in the overall value of the properties. What we intend to do in order to maximize our chances is to do due diligence on both the regional economic trends, particularly in retail, as well as on each of the tenants on the properties we intend to purchase to analyze their health and their ability to pay rent, but there is no guarantee that our tenants will pay.

Financial Liquidity. We were incorporated on February 3, 2009, and have had no business operations of any kind. Our only activity has centered around acquiring our subsidiary USA Real Estate Inc., raising money through a Reg D Rule 504 private stock offering, refining our business model, and doing market research on retail outlets, commercial property outlooks by region, and targeting specific properties based on our search criteria.

From inception through our t welve months ended December 31, 2009, we have accumulated a deficit of $37 9 ,5 17 , including approximately $ 30, 000 spent on accounting and auditing expenses, and approximately $295,000 spent on consulting fees.

In December of 2007, our subsidiary USA Real Estate Inc. paid Breadstreet Investors’ Union, a finder, $4,199 for investor leads. They provided a list of accredited investors and their contact information. President Stephen Maddox called many of the investors on the list and solicited them to invest in USA Real Estate Inc. None of the solicited investors decided to participate and no shares were issued as a result of this transaction with Breadstreet.

In order to meet our administrative needs over the next 12 months, including our audit, financial review and other costs associated with our continuing reporting obligations under Section 15(d) of the Securities Act, we will need approximately $25,000. We currently have $1 92 in cash, as of December 31, 2009 to meet these needs, which is not sufficient to meet any unanticipated costs above our estimate for basic administrative costs, and will need to rely upon loans from our management, none of whom are under any obligation to loan us money, or from this and/or future private and/or public offerings.

We have plans to issue shares under an equity line of credit in the next 12 months. However, no equity line agreement has been, nor may ever be, finalized and executed. Furthermore, any agreement with a financier to provide us with an equity line of credit may require that our shares be listed on the Over the Counter Bulletin Board stock quotation service, which our shares currently are not. Otherwise, we do not have any specific plans for leverage or capitalization should this direct participation offering not be successful.

Management’s past experience with real estate. Our management has some experience in real estate-related matters, though no member of our management has direct business experience as the operator of a real estate investment company.

Our President, Stephen Maddox has over ten years experience in owning his own commercial property and over 25 years of leasing property for his own businesses. He also has experience in collecting delinquent accounts and rent payments.

James Miller has been in business and has owned property himself for over 15 years and deals with many contracts in his business each year. He also has experience in collecting monies due him through his construction business. He also has been engaged in the business of asbestos removal for over ten years.

Richard Maddox has owned several properties over his lifetime and deals with contracts on a daily basis in his capacity as head of a landscape infrastructure company. He, too, has experience with collections as well as placing liens on properties as necessary.

Acknowledging our management’s lack of direct real estate investment experience, we intend to purchase properties with triple net leases, or as close as possible to triple net leases, in order to minimize our responsibilities in managing the property.

Plan for the next 12 months. The company is looking to purchase retail leased properties such as those with long term double net or triple net leases and in heavily-trafficked locations such as Walgreens, Alco Stores, Family Dollar, Dollar General and Tractor Supply.

We have located properties, for example,  which have long term double net or triple net leases of at least 10 years. However, we have not entered into any preliminary agreements or negotiations to purchase such properties, as representatives of the property have indicated that they would only be willing to engage in such negotiations or agreements were we to demonstrate the financial wherewithall to make the purchase or obtain the financing.

We do not intend to invest in residential property.

Our calendar for the next 12 months is:

•	Winter, 2009-10 – file Form S-1 with SEC.
•	Spring, 2010 – Upon Notice of Effectiveness from SEC, conduct public offering in an attempt to raise $5,000,000.
•	Spring, 2010 – Apply for a priced quotation on the Over the Counter Bulletin Board secondary stock quotation service.
•	Summar, 2010 – If successful in raising at least $1,000,000 through the public offering, purchase our first commercial property.
•
Summer, 2010 – If unsuccessful in raising at least $1,000,000 through the public offering, pursue additional public or private stock offerings, and/or apply for a loan from a bank or other debt-issuing institution in order to make the purchase of our first commercial property.

•	Fall, 2010 – Hire third-party management and leasing company to collect the rents and handle maintenance and tenant issues for our first commercial property.
•	Fall, 2011 – Assess the value of our first commercial property relative to our purchase price, and do a cost/benefit analysis against the value of receiving monthly rents vs. selling the property.
•
Fall, 2011 – Re-assess our financial position to determine if we are in a position to purchase our first commercial property, or another property, outright for cash rather than debt, and if so, to pursue that track, and if not, to pursue additional avenues of raising capital.

We have no purchases or sales of plant or significant equipment planned in the next 12 months.

We do not anticipate any significant changes in the number of employees. We currently have three management personnel, each of whom works on the company part-time, and zero employees. We anticipate continuing to have zero employees in the next 12 months.

General Information as to Registrant.

The company is USA REAL ESTATE HOLDING COMPANY, a Delaware corporation, incorporated on February 3, 2009.

Our three promoters are:

•	Richard Maddox is our Vice-President, Director and a major shareholder.
•	James Miller is our Secretary, Treasurer, Director and a major shareholder.
•	Stephen R. Maddox is our President and Chairman.

Policies With Respect to Investments and Other Certain Activities.

Investments in Real Estate or Interests in Real Estate

We conduct all of our real estate investment activities through our subsidiary, USA Real Estate Inc. Our investment objectives are to increase cash flow, maximize the value of our properties and acquire properties with cash flow growth potential. Our business is focused primarily on retail properties, such as those containing a stand-alone retail outlet such as Dollar General Stores, Alco or Walgreens, and activities directly related thereto. We have not established a specific policy regarding the relative priority of our investment objectives. We currently look to lease any future properties we may acquire to our tenants pursuant to long-term triple-net leases which require the tenant to bear all of the costs associated with the property.

We currently intend to focus on acquiring retail outlets and the land they sit upon in the midwest and Rocky Mountain states, although we may acquire property anywhere in the United States. There are no limitations on the percentage of our assets that may be invested in any one real estate asset.

The preferred manner by which we intend to invest in equity real estate is to directly purchase the properties, using cash raised through private offerings, or public offerings such as this one. If we are unable to raise the entire amount of capital needed to directly purchase the entire property, we may employ leverage, as we describe in our “Financing Policies” subsection, below. Our preference is to purchase all the interest in one property and own it outright, rather than partially finance two properties, for example.

We may also enter into joint ventures from time to time, if we determine that doing so would be the most effective means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring properties, or a combination of these methods. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended.

We do not have a specific policy as to the amount or percentage of our assets which will be invested in any specific property, but anticipate that our real estate investments will be diversified among a relatively small number of buildings.

From time to time, we may make investments or agree to terms that support the objectives of our tenants without necessarily maximizing our short-term financial return, which may allow us to build long-term relationships and acquire properties otherwise unavailable to our competition. We believe these dynamics create long-term, sustainable relationships and, in turn, profitability for us.

Purchase, Sale and Development of Properties

Our policy is to acquire properties primarily for generation of current income and long-term value. Although we do not currently intend to sell any properties, we will sell certain properties where our management determines such properties do not fit our strategic objectives or where such action would be in the best interest of our stockholders. From time to time, we may also engage in strategic development opportunities. These opportunities may involve replacing or renovating properties in our future portfolio that may have become economically obsolete or identifying new sites that present an attractive opportunity and complement our existing portfolio.

Investments in Real Estate Mortgages

We intend to only invest in equity real estate investments, and do not intend to invest in mortgages and other real estate interests.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers

We do not intend to invest in securities of entities engaged in real estate activities or securities of other issuers (normally partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an “investment company” under the 1940 Act, and we would generally divest appropriate securities before any such registration would be required.

Financing Policies

We expect to employ leverage in our capital structure in amounts that we determine from time to time. Our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, but we will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form in which our indebtedness will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). We may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

To the extent that our board of directors or management determines that it is necessary to raise additional capital, we may, without stockholder approval, borrow under a credit facility should we be able to secure one in the future, issue debt or equity securities, including additional partnership units, retain earnings, assume secured indebtedness, obtain mortgage financing on a portion of our owned properties, engage in a joint venture, or employ a combination of these methods.

Other Investment Policies

We do not intend to underwrite the securities of other issuers.

We may offer shares of our common stock or other equity or debt securities in exchange for cash or property and to repurchase or otherwise re-acquire shares of our common stock or other equity or debt securities in exchange for cash or property. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors without notice to or the vote of our stockholders.

However, we will not engage in the sale and disposition of investments, other than real estate.

Lending Policies

We do not intend to loan money to other persons; however, we do not have a policy limiting our ability to make loans to other persons, and may do so under certain circumstances. For example, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold or we may consider making loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past nor do we currently intend to in the future. We may choose to guarantee the debt of certain joint ventures with third parties. Consideration for those guarantees may include, but are not limited to, fees, long-term management contracts, options to acquire additional ownership and promoted equity positions. Our board of directors may, in the future, adopt a lending policy without notice to or the vote of our stockholders.

Reporting Policies; Website

We intend to make available to our stockholders audited annual financial statements and annual reports. Upon the consummation of this offering, we will become subject to the information reporting requirements of the Exchange Act, pursuant to which we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. However, neither our charter nor our bylaws require us to make such audited annual statements or other reports.

We do not currently have any plans to develop a website, therefore our reports will not be available through that medium. However, our reports will be available through the SEC’s EDGAR database, and any shareholder may request an annual report free of charge from us by calling 316-721-4415 or writing us at 1020 North Coach House Circle, Wichita, KS, 67235.

Tax Treatment.

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, holding, and disposition of our stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “USA Real Estate Holding Company,” “we,” “our,” and “us” mean only USA Real Estate Holding Company, and not our subsidiary, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed herein. This summary also assumes that we and our subsidiary will operate in accordance with our applicable organizational documents. This discussion is for your general information only and is not tax advice. It does not purport to address all aspects of federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special tax rules, such as:

•	an insurance company;

•	a financial institution or broker dealer;

•	a regulated investment company or a REIT;

•	a holder who received our stock through the exercise of employee stock options or otherwise as compensation;

•	a person holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	a person who, as a nominee, holds our stock on behalf of another person;

•	a person holding our stock indirectly through other vehicles, such as partnerships, trusts, or other entities; and, except to the extent discussed below:

•	a tax-exempt organization; and

•	a foreign investor.

This summary assumes that you will hold our stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding our stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences (including the federal, state, local, and foreign tax consequences) to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our stock.

We intend to be taxed as a subchapter C corporation, wherein our profits shall be taxed, as will any dividends we may pay out to shareholders in the future, though there are no plans to issue dividends for the foreseeable future. We do not, at this time, intend to be taxed as a REIT, although we may elect to do so in the future, which our Board may do without a vote of shareholders.

Shares of our stock may be sold, and as such, will be subject to capital gains taxes as appropriate.

Market for Common Equity and Related Stockholder Matters.

There is no public trading market where our common equity is traded.

There is zero common equity which is subject to outstanding options or warrants to purchase, or securities convertible into our common equity.

We have agreed to register 46,699,017 shares under the Securities Act for sale by security holders. 20,500,017 of these shares were issued to the 26 non-affiliate former shareholders of USA Real Estate Inc. through our acquisition of all existing outstanding shares of that company. 26,000,000 shares were issued to five consultants for their consulting and document preparation work. 50,000 shares were issued to a private equity firm to compensate them for legal and document preparation work. And 149,000 shares were issued to 20 California investors in our Reg D Rule 504 private stock offering conducted from June 10-30, 2009. None of the 20 subscribers to our private stock offering are affiliates.

We have two authorized classes of common equity, and that is our Common Stock and Preferred Stock. There are 56 holders of record of Common Stock with 133,599,000 shares outstanding, and no shareholders and no shares outstanding of our Preferred Stock. Our transfer agent is Signature Stock Transfer, Inc. of Plano, Texas. Their phone number is (972) 612-4120.

We have not issued or declared dividends.

There are no shares authorized for issuance under an equity compensation plan. We have no equity compensation plans in place and no future plans for such at this time.

Description of Securities.

We are authorized to issue 1,000,000,000 shares of common stock, and we have no other classes of shares. Currently we have 133,599,000 shares outstanding. We have no options, warrants, nor any convertible instruments outstanding.

Dividend Rights - Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of USA Real Estate Holding Company, legally available therefore.

Voting Rights - Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Shares of Common Stock do not have cumulative voting rights, which means that the holders of the majority of the share votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

Preemption Rights - Holders of our common stock have no preemptive or conversion rights or other rights to subscribe for or to purchase any stock, obligations or other securities of USA Real Estate Holding Company.

Liquidation Rights - In the case of liquidation, dissolution or winding up of USA Real Estate Holding Company, the holders of shares of our Common Stock will be entitled to share ratably in the net assets of USA Real Estate Holding Company, legally available for distribution to shareholders after payment of all our liabilities and any preferred stock then outstanding, although none is currently outstanding.

Other Material Rights - There are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of holders of our Common Stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future, although our Certificate of Incorporation does not currently authorize any preferred stock at all.

There are no provisions in our Certificate of Incorporation or bylaws which would delay, defer or prevent a change in control of the small business issuer.

Legal Proceedings.

We are not a party to any pending legal proceeding, nor are we aware of any proceeding contemplated by any governmental authority.

Security Ownership of Certain Beneficial Owners and Management.

We have 133,599,000 shares of common stock outstanding at $0.0001 par value. 1,000,000,000 shares of common stock are authorized.

The following information is for any person, including any group of two or more persons acting as a partnership, syndicate or other similar group, who is known to us to be the beneficial owner of more than five percent of any class of our voting securities, as of January 1, 2010:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Common Stock	Stephen R. Maddox President and Chairman of the Board of Directors 1020 North Coach House Circle Wichita, KS 67235	76,139,985 shares(1)	57.0

Common Stock	Cindy Maddox Spouse of Stephen R. Maddox 1020 North Coach House Circle Wichita, KS 67235	76,139,985 shares(2)	57.0

Common Stock	CK Dragon Trust Controlled by Charlene Kalk 7475 W. Fifth Ave. #150F Lakewood, CO 80226	6,500,000 shares(3)	4.9

Common Stock	Controlled by Charlene Kalk CKDCO, Inc 7475 W. Fifth Ave. #150F Lakewood, CO 80226	6,500,000 shares(4)	4.9

Common Stock	Controlled by Stan Medley Fordee Management Company 249 N. Brand Blvd. #586 Glendale, CA 91203	6,500,000 shares(5)	4.9

Common Stock	Controlled by Stan Medley Artfield Investments RD, Inc.4001 Kennett Pike #134 Wilmington, DE 19807	3,250,000 shares(6)	2.4

(1)	Stephen R. Maddox owns 75,179,985 shares of USA Real Estate Holding Company, and is deemed the beneficial owner of the 960,000 shares owned by his wife Cindy Maddox, no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days. He has the sole voting and investment power and dispositive control over these shares.

(2)
Cindy Maddox owns 960,000 shares of USA Real Estate Holding Company, and is deemed the beneficial owner of the 75,179,985 shares owned by his husband Stephen Maddox, no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days. She has the sole voting and investment power and dispositive control over these shares.

(3)	CK Dragon Trust owns 6,500,000 shares of USA Real Estate Holding Company, no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days. Charlene Kalk has the sole voting and investment power and dispositive control over these share

(4)
CKDCO, Inc. owns 6,500,000 shares of USA Real Estate Holding Company, no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days. Charlene Kalk has the sole voting and investment power and dispositive control over these shares.

(5)
Fordee Management Company owns 6,500,000 shares of USA Real Estate Holding Company, no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days. Stan Medley has the sole voting and investment power and dispositive control over these shares.

(6)
Artfield Investments RD, Inc. owns 3,250,000 shares of USA Real Estate Holding Company, no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days. Stan Medley has the sole voting and investment power and dispositive control over these shares.

We have two classes of equity securities, our Common Stock, and our Preferred Stock. Our Preferred Stock has zero (0) shares outstanding. We have no parents. For our Common Stock, we present the following information regarding the security ownership of our management, as of November 10, 2009:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Common Stock	Stephen R. Maddox President and Chairmanof the Board of Directorsc/o USA Real Estate Holding Company 1020 North Coach House CircleWichita, KS 67235	76 ,1 39 ,985 shares (1)	56.3

Common Stock	James Miller Secretary, Treasurerand a Director c/o USA Real Estate Holding Company 1020 North Coach House CircleWichita, KS 67235	4,879,998 shares (2)	3.7

Common Stock	Richard Maddox Vice-President and Director c/o USA Real Estate Holding Company 1020 North Coach House Circle Wichita, KS 67235	5,880,000 shares (3)	4.4

Common Stock	All Directors and Executive Officers as a Group	85,939,983 shares (4)	64.4

(1)	Stephen R. Maddox owns 75,179,985 shares of USA Real Estate Holding Company, no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days. He has the sole voting and investment power and dispositive control over these shares. He is also deemed to be the beneficial owner of the 960,000 shares owned by his wife Cindy Maddox

(2)	James Miller owns 4,879,998 shares of USA Real Estate Holding Company, no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days. He has the sole voting and investment power and dispositive control over these shares.

(3)	Richard Maddox owns 5,880,000 shares of USA Real Estate Holding Company, no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days. He has the sole voting and investment power and dispositive control over these shares.

(4)	All Directors and Executive Officers as a group own 85,939,983 shares of USA Real Estate Holding Company, no part of which are options, warrants, or via any other rights, and they have no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days.

Directors, Executive Officers, Promoters and Control Persons.

The following are the names of all directors and executive officers, their positions and offices, and brief descriptions of their business experience during the past five years:

Name and Age	Position(s) Held With the Company	Business Experience During Past Five Years

Stephen R. Maddox,58	President, Chairman of the Board of Directors
Between 1984 and 2007 Mr.Maddox was a financial representative of several mutual fund companies, annuity and insurance companies and provided their products and services to over 350 clients.
Since 2007 Mr. Maddox has been serving as Chairman and President of our subsidiary, USA Real Estate, Inc., a Delaware corporation. Mr. Maddox has been charged with developing the company’s business plan and raising funds for its operation. Since February 2009 he has been serving as President and Chairman of our company.

James Miller,49	Secretary, Treasurer, Director	Since 1988, Mr. Miller has been a 50% owner of ACM Removal, LLC, one of the largest asbestos and mold removal companies in Kansas . He is certified in asbestos and mold removal, and is an environmental general contractor. Since 2007 he has been serving as Secretary, Treasurer and a Director of our subsidiary, USA Real Estate, Inc. Since February 2009 Mr. Miller has been serving as our Secretary, Treasurer and one of our three Directors.

Richard Maddox,57	Vice President, Director	For the last 20 years Mr. Maddox has been the owner of a cattle ranch in Nebraska, as well as owner and manager of Maddox Services Co., an irrigation and landscape infrastructure business. Since 2007 Mr. Maddox has been serving as Vice-President and a Director of our subsidiary USA Real Estate, Inc. Since February 2009 he has been serving as our Secretary, Treasurer and one of our three Directors.

Involvement in Certain Legal Proceedings. On September 24, 2007, our President, Stephen R. Maddox, pled no lo contendre to five criminal counts of causing damage to property under $25,000, brought by the district attorney of Sedgwick County, Kansas, against Mr. Maddox as a result of five windows which were deliberately broken at an office building in Sedgwick County, Kansas. Each broken window was treated as a separate count of criminal damage to property. Mr. Maddox was ordered to pay $8,605 in restitution for the broken windows, perform 100 hours of community service and serve a sentence of two years’ probation, which was completed on December 11, 2009.

As a result of these criminal proceedings, on June 2, 2009, the Commissioner of Insurance of the State of Kansas issued a final order against Mr. Maddox, revoking Mr. Maddox’ Kansas resident insurance agent’s license.

The following are all the directors of USA Real Estate Holding Company, their terms of office and periods in which they served, and identification of any other directorships held in reporting companies, with names of those companies:

Director's Name	Term of Office as Director and Period During Which Served	Other Directorships Held in Reporting Companies

Stephen R. Maddox	6 months Served February 3, 2009 - present	None

James Miller	6 months Served February 3, 2009 – present	None

Richard Maddox	6 months Served February 3, 2009 – present	None

The respective terms of all three directors ends on February 3, 2010, at which time they may be re-elected by a majority vote of the shareholders at the annual meeting of shareholders on February 3, 2010.

Stephen R. Maddox, President and Director, is the brother of Vice-President and Director Richard Maddox.

We have no separately designated audit, nominating or compensation committee, and we have no plans to designate such committees.

Executive Compensation.

No compensation was awarded to, earned by or paid to any officer or director of USA Real Estate Holding Company. We have no plans to pay executive compensation in the foreseeable future. The issue of executive compensation shall be revisited by our Board on the first annual meeting of Board of Directors following our first realized annual EBITDA over $100,000.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	NonEquity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen R. Maddox, President	FY2009	-	-	-	-	-	-	-	-
Richard Maddox, Vice-President	FY2009	-	-	-	-	-	-	-	-
James Miller, Secretary, Treasurer	FY2009	-	-	-	-	-	-	-	-

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen R. Maddox	-	-	-	-	-	-	-
Richard Maddox	-	-	-	-	-	-	-
James Miller	-	-	-	-	-	-	-

Certain Relationships and Related Transactions.

From inception to our period ended September 30, 2009, we have participated in the following transactions in which a related person had a direct or indirect material interest.

During the nine months ended September 30, 2009, the Company’s President loaned funds to the Company totaling $22,000.  These loans are unsecured and repayable on demand.  As of September 30, 2009, the outstanding balance related to advances was $76,247.

During the year ended December 31, 2008 and the period from November 30, 2007 (inception) to December 31, 2007, the Company’s President loaned funds to the Company totaling $5,207 and $49,040, respectively.  These loans are unsecured with zero interest and repayable on demand.  As of December 31, 2008 and 2007, the outstanding balance related to the advances was $54,247 and $5,207, respectively. We have assumed these debt obligations of our subsidiary.

The loan agreement between Stephen Maddox and the company is included as an exhibit to this prospectus.

Selection, Management and Custody of Registrant’s Investments.

We intend to have our officers Stephen Maddox, Richard Maddox and James Miller arrange for purchases, sales, leases and entering into maintenance and insurance contracts for all real estate we purchase, as well as engage in investment advisory services for us, as needed in their capacities as officers and directors.

Regardless of whether a property is double-net or triple-net, it shall be the company which is responsible for all aspects of management. To that end, we have proposed to arrange for our three officers to be jointly responsible for overseeing all properties, and making decisions on the purchase contracts, title insurance, management, rent collections, property insurance, and all other matters.

Similarly, we shall be responsible for all potential liabilities withour properties as well,  and therefore will make arrangements, prior to the purchase of any property, to have complete coverage for our officers and for the company itself against any and all claims which may arise due to security, maintenance and workman’s compensation issues.

Our officers, along with legal counsel, will review all documents before closing a purchase on any property, including ensuring clear title, and all liability issues have been arranged for.

We have no plans to invest in anythng other than real property.

The real estate agent through whom we purchase a property will be helping us with the reading of the lease and providing guidance with respect to the insurance policy and obtaining proper title with title insurance on each property.

We will select an agent an counsel once we have made a commitment to draw up a purchase agreement. It is not neccesary to do this at this time.

We have no agreements with anyone at this time and have not recieved any compensation in this regard.

Policies With Respect to Certain Transactions.

Neither our charter nor our bylaws limits any director, officer, security holder or affiliate of the company, or any other person in the following respects:

(a)	Having any direct or indirect pecuniary interest in any investment to be acquired or disposed of by the registrant or any of its subsidiaries or in any transaction to which the registrant or any of its subsidiaries is a party or has an interest.

(b)	Engaging for their own account in business activities of the types conducted or to be conducted by the registrant and its subsidiaries.

However, our internal policy, as codified in our Code of Ethics, states clearly that none of the above activities by any related person to the company is allowed.

Our Code of Ethics – which also discusses policies with respect to compliance by all affiliates to all laws and regulations; full, fair, accurate and timely disclosure; conflicts of interest; confidentiality; “fair dealing” and integrity; and certain policies with respect to ethical recordkeeping – may be obtained by anyone simply by writing to us at: USA REAL ESTATE HOLDING COMPANY
1020 North Coach House Circle, Wichita, Kansas, 67235. We will provide the Code of Ethics by e-mail to anyone giving us an e-mail address to send it to.

Limitations of Liability.

We have the following provision regarding the limitation of liability in our charter document:

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
USA Real Estate Holding Company.
Wichita, Kansas

We have audited the accompanying conbined balance sheets of USA Real Estate Holding Company. (a development stage company) as of December 31, 2009 and 2008 and the related combined statements of expenses, changes in stockholders' deficit, and cash flows for the years then ended. These  combined financial statements are the responsibility of USA Real Estate Holding's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. USA Real Estate Holding Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of USA Real Estate Holding Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of USA Real Estate Holdings Company. as of December 31, 2009 and 2008, and the combined results of operations and cash flows for the yeras then ended and for the period from November 30, 2007 (inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined financial statements have been prepared assuming that USA Real Estate Holding Company will continue as a going concern. As discussed in Note 2 to the combined financial statements, USA Real Estate Holding Company has no revenue and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

March 11, 2010

USA REAL ESTATE HOLDING COMPANY
(A Development Stage Company)
COMBINED BALANCE SHEETS

	December 31, 2009	December 31, 2008

ASSETS
Current Assets
Cash	$192	$22,155
Prepaid expense	-	$22,500

TOTAL ASSETS	$192	$44,655

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Current Liabilities
Accounts payable and accrued expenses	$3,872	$135
Shareholder's loan	80,847	54,247
TOTAL LIABILITIES	84,719	54,382

STOCKHOLDERS' DEFICIT:
Preferred stock, $.0001 par value,
100,000,000 shares authorized; none issued and
outstanding at December 31, 2009
Common stock, $.0001 par value (2008 - $.001), 1,000,000,000 shares authorized (2008 - 48,000,000); 133,599,000 issued
and outstanding at December 31, 2009 (2008 - 36,000,000)	13,360	36,000
Additional paid-in capital	281,630	-
Deficit accumulated in the development stage	(379,517)	(45,727)
TOTAL STOCKHOLDERS' DEFICIT	(84,527)	(9,727)

TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT	$192	$44,655

See accompanying notes to combined financial statements

USA REAL ESTATE HOLDING COMPANY
(A Development Stage Company)
 COMBINED STATEMENTS OF EXPENSES

	Year Ended December 31, 2009	Year Ended December 31, 2008	November 30, 2007(Inception) to December 31, 2009

REVENUES	$-	$-	$-

EXPENSES	333,790	4,520	379,157

NET LOSS	$(333,790)	$(4,520)	$(379,157)

Net loss per share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding – basic and diluted	121,301,003	36,000,000

See accompanying notes to combined financial statements

USA REAL ESTATE HOLDING COMPANY
 (A Development Stage Company)
COMBINED STATEMENTS OF CHANGES
IN SHAREHOLDERS’ EQUITY (DEFICIT)

			Additional	Deficit accumulated in the Development Stage	Stockholders'
	Common Stock		Paid-in		Equity
	Shares	Amount	Capital		(Deficit)
Balance, November 30, 2007 (inception)	-	$-	$-	$-	$-

Shares issued for services	36,000,000	36,000	-	-	36,000
Net loss for the year	-	-	-	(41,207)	(41,207)
Balance, December 31, 2007	36,000,000	36,000	-	(41,207)	(5,207)
Net loss for the year	-	-	-	(4,520)	(4,520)
Balance, December 31, 2008	36,000,000	36,000	-	(45,727)	(9,727)

Balance, December 31, 2008	36,000,000	36,000	-	(45,727)	(9,727)
Acquisition of USA Real Estate, Inc.	108,000,000	10,800	(10,800)	-	-
Cancellation of USA Real Estate, Inc.'s shares	(36,000,000)	(36,000)	36,000	-	-
Shares repurchased	(600,000)	(60)	(2,940)	-	(3,000)
Shares issued for services	26,050,000	2,605	257,895	-	260,500
Shares issued issued for cash	149,000	15	1,475	-	1,490
Net loss	-	-	-	(333,790)	(333,790)

Balance, December 31, 2009	133,599,000	$13,360	$281,630	$(379,517)	$(84,527)

See accompanying notes to combined financial statements

USA REAL ESTATE HOLDING COMPANY
(A Development Stage Company)
COMBINED STATEMENTS OF CASH FLOWS

	Year	Year	November 30, 2007
	Ended	Ended	(Inception) to
	December 31, 2009	December 31, 2008	December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(333,790)	$(4,520)	$(379,517)
Adjustments to reconcile net loss to
net cash used in operating activities:
shares issued for services	260,500	-	296,500
Changes in operating assets and liabilities:
Prepaid expense	22,500	(22,500)	-
Accounts payable and accrued expenses	3,737	135	3,872
NET CASH USED IN OPERATING ACTIVITIES	(47,053)	(26,885)	(79,145)

CASH FLOWS FROM FINANCING ACTIVITIES:
Shares repurchased	(3,000)	-	(3,000)
Proceeds from shareholders' loans	28,000	49,040	82,247
Repayment of shareholders' loans	(1,400)
Sale of common stock	1,490	-	1,490
NET CASH PROVIDED BY FINANCING ACTIVITIES	25,090	49,040	80,737

INCREASE IN CASH	(21,963)	22,155	1,592

CASH - BEGINNING OF PERIOD	22,155	-	-

CASH - END OF PERIOD	$192	$22,155	$1,592

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-	$-
Cash paid for interest	$-	$-	$-

See accompanying notes to combined financial statements

USA REAL ESTATE HOLDING COMPANY
(A Development Stage Company)
NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 – Organization, Nature of Operations and Summary of Significant Accounting Policies

Organization and Business

USA Real Estate Holding Company (the “Company”) was incorporated in Delaware on February 3, 2009.  The Company was formed for the purpose of investing in real estate.

On February 3, 2009, the Company issued 108,000,000 common shares in exchange for all of the outstanding shares of USA Real Estate, Inc.  In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805 - Business Combinations, this event is considered a combination of entities under common control.  All assets and liabilities of USA Real Estate, Inc. were assumed by the Company and were accounted for at historical cost.  The Company effectively dated the combination for accounting purposes as of January 1, 2009.  All financial statements presented as of the date of common control have been combined and all financial statements and financial information presented for prior periods have been restated to furnish comparative information.

Principles of Combination

The audited combined financial statements include the accounts of USA Real Estate, Inc., the Company’s wholly-owned subsidiary, after the elimination of significant intercompany accounts and transactions.  Financial statements and financial information presented in prior year and from inception relate only to that of  USA Real Estate, Inc. since the Company was incorporated only in 2009.

Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the combined financial statements and the reported amounts of revenues and expense during the period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

Fair Value of Financial Instruments

The carrying amount of the Company’s cash equivalents and shareholder’s loan approximate their estimated fair values due to the short-term nature of those financial instruments.

Income Taxes

Income taxes are accounted for in accordance with the provisions of FASB ASC Topic No. 740 - Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Stock-Based Compensation

Stock based compensation is accounted for under FASB ASC Topic No. 718 – Compensation – Stock Compensation. The guidance requires recognition in the financial statements of the cost of employee services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). The guidance also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. The Company accounts for non-employee share-based awards in accordance with guidance related to equity instruments that are issued to other than employees for acquisition, or in conjunction with selling, goods or services.

Basic and Diluted Net Loss Per Common Share

Basic and diluted net loss per share calculations are presented in accordance with FASB ASC Topic No. 260 – Earnings per Share, and are calculated on the basis of the weighted average number of common shares outstanding during the period.  Diluted net loss per share calculations include the dilutive effect of common stock equivalents in years with net income.  Basic and diluted loss per share is the same due to the absence of common stock equivalents.

Recent Accounting Pronouncements

In 2009, the Company adopted The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (GAAP) which became the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

The adoption of the Codification did not have an impact on the Company’s combined financial statements.

In 2009, the Company adopted the standard on subsequent events.  This pronouncement establishes standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, the guidance sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of this standard did not have a material impact on the Company’s combined financial statements.

The Company does not expect the adoption of any other recently issued accounting pronouncements to have a significant effect on its combined financial statements.

Note 2 - Going Concern

As reflected in the accompanying combined financial statements, the Company has an accumulated deficit of $379,517 and negative working capital of $84,527 as of December 31, 2009.  This raises substantial doubt about the Company’s ability to continue as a going concern.  The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital and implement its business plan.  The combined financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

Note 3 - Issuance of Common Stock

On June 9, 2009, 600,000 shares were repurchased from the founder for $3,000.

On February 3, 2009, the Company entered into a consulting agreement with a third party for $25,000 and 26,000,000 common shares.  The shares were valued at $.01 per share or $260,000 which is the most recent cash sales price.

On February 5, 2009, the Company entered into a drawdown equity financing agreement with a third party for an origination fee of $10,000 and 50,000 common shares.  The shares were valued at $.01 per share or $500 using the most recent cash sales price.

The Company conducted a private offering of its common stock which began on June 10, 2009 and closed on June 30, 2009.  A total of 149,000 common shares were sold at $.01 per share for total gross proceeds of $1,490.

Note 4 – Income Taxes

Since inception, the Company has incurred net losses and therefore had no tax liability as of December 31, 2009.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $380,000 and will start to expire in 2028.

At December 31, 2009, the deferred tax assets consisted of the following:

Net operating losses	$129,000
Less: valuation allowance	(129,000)
Net deferred tax asset	$–

Note 5 – Related Party Transactions

During 2009, the Company received additional loans from various shareholders amounting to $26,600, net of repayments of $1,400.  These loans are unsecured and repayable on demand.  As of December 31, 2009, the outstanding balance related to these loans was $80,847.

The Company’s principal office is located in the office of the Company’s President pursuant to a verbal agreement on a rent-free basis.

Note 6 - Subsequent Events

The Company has evaluated subsequent events through March 12, 2010 which is the date the combined financial statements were issued. On January 10, 2010, the Company received additional loans from various shareholders amounting to $8,151.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
USA Real Estate Inc.
Wichita, Kansas

We have audited the accompanying balance sheets of USA Real Estate Inc. (a development stage company) as of December 31, 2007 and 2008 and the related statements of expenses, changes in stockholders' deficit, and cash flows for the year ended December 31, 2008 and for the periods from November 30, 2007 (inception) through December 31, 2007 and November 30, 2007 (inception) through December 31, 2008.  These financial statements are the responsibility of USA Real Estate Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. USA Real Estate Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of USA Real Estate Inc.'s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USA Real Estate Inc. as of December 31, 2007 and 2008, and the result of operations and cash flows for the year ended December 31, 2008 and for the periods from November 30, 2007 (inception) through December 31, 2007 and November 30, 2007 (inception) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that USA Real Estate Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, USA Real Estate Inc. has no revenue and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As disclosed in Note 2, the Company restated its 2007 and 2008 financial statements.

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
August 27, 2009, except for Notes 2, 3 and 6 which are as of March 11, 2010

USA REAL ESTATE INC.
(A Development Stage Company)
BALANCE SHEETS

	December 31, 2008	December 31, 2007

ASSETS
Current Assets
Cash	$22,155	$-
Prepaid expense	22,500	-

TOTAL ASSETS	$44,655	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Current Liabilities
Accrued expenses	$135	$-
Shareholder's loan	54,247	5,207
TOTAL LIABILITIES	54,382	5,207

STOCKHOLDERS' DEFICIT
Common stock, $.001 par value,
48,000,000 shares authorized; 36,000,000 issued and
outstanding at December 31, 2008 and 2007	36,000	36,000
Additional paid-in capital	-	-
Deficit accumulated in the development stage	(45,727)	(41,207)
TOTAL STOCKHOLDERS' DEFICIT	(9,727)	(5,207)

TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT	$44,655	$-

The accompanying notes are an integral part of these financial statements

USA REAL ESTATE INC.
(A Development Stage Company)
 STATEMENTS OF EXPENSES
	Year Ended December 31, 2008	November 30, 2007 (Inception) to December 31,2007 (As restated)	November 30, 2007 (Inception) to December 31, 2008 (As restated)

REVENUES	$-	$-	$-

EXPENSES:
Postage	902	25	927
Office supplies	515	983	1,498
Investors' leads	-	4,199	4,199
Real estate research	359	-	359
Bank fees	45	-	45
Compensation expense	-	36,000	36,000
Professional fees	2,699	-	2,699
TOTAL EXPENSES	4,520	41,207	45,727

NET LOSS	$(4,520)	$(41,207)	$(45,727)

Net Loss per share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding – basic and diluted	36,000,000	27,870,968

The accompanying notes are an integral part of these financial statements

USA REAL ESTATE INC.
 (A Development Stage Company)
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
 FOR THE PERIOD FROM NOVEMBER 30, 2007 (INCEPTION)
THROUGH DECEMBER 31, 2008

				Deficit Accumulated
	Common Stock		Additional	in the	Total
	Shares	Amount	Paid-in Capital	Development Stage	Stockholders' Deficit
Balance, November 30, 2007 (Inception)	-	$-	$-	$-	$-

			-
Shares issued for services	36,000,000	36,000	-		36,000
Net loss	-	-	-	(41,207)	(41,207)

Balance, December 31, 2007, as restated	36,000,000	36,000	-	(41,207)	(5,207)

Net loss	-	-	-	(4,520)	(4,520)

Balance, December 31, 2008, as restated	36,000,000	$36,000	$-	$(45,727)	$(9,727)

The accompanying notes are an integral part of these financial statements

USA REAL ESTATE INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

		November 30, 2007	November 30, 2007
	Year Ended	(Inception) to	(Inception) to
	December 31, 2008	December 31, 2007	December 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,520)	$(41,207)	$(45,727)
Adjustments to reconcile net loss to
net cash used in operating activities:
Shares issued for services		36,000	36,000
Changes in operating assets and liabilities:
Prepaid expense	(22,500)	-	(22,500)
Accrued expense	135	-	135

NET CASH USED IN OPERATING ACTIVITIES	(26,885)	(5,207)	(32,092)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shareholder's loan	49,040	5,207	54,247
NET CASH PROVIDED BY FINANCING ACTIVITIES	49,040	5,207	54,247

INCREASE IN CASH	22,155	-	22,155

CASH - BEGINNING OF PERIOD	-	-	-

CASH - END OF PERIOD	$22,155	$-	$22,155

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Cash paid for interest	$-	$-	$-

The accompanying notes are an integral part of financial statements

USA REAL ESTATE INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization, Nature of Operations and Summary of Significant Accounting Policies

Organization and Business

USA Real Estate Inc. (the “Company”) was incorporated in the State of Delaware on November 30, 2007. The Company was formed for the purpose of investing in the real estate market.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expense during the period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

Fair Value of Financial Instruments

The carrying amount of the Company’s cash equivalents and shareholder’s loan approximates their estimated fair values due to the short-term nature of those financial instruments.

Income Taxes

Income taxes are accounted for in accordance with the provisions of SFAS No. 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Stock-Based Compensation

Stock based compensation is accounted for under SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R requires recognition in the financial statements of the cost of employee services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. We account for non-employee share-based awards in accordance with EITF No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquisition, or in Conjunction with Selling, Goods or Services.”

Basic and Diluted Net Loss Per Common Share

Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the period.  Diluted net loss per share calculations include the dilutive effect of common stock equivalents in years with net income.  Basic and diluted loss per share is the same due to the absence of common stock equivalents.

Recent Accounting Pronouncements

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant effect on its material position or results of operations.

Note 2 - Restatement.

The Company has retroactively restated its financial statements for the years ended December 31, 2007 and 2008 to correct the error in the accounting of shares issued to founders by recognizing the related expense in the income statement when such shares were issued.

The correction of this error affected certain line items in the statements of expenses and statements of changes in shareholders’ deficit, the effects of which are summarized below:

	December 31, 2007
	As Previously Reported	Adjustments	As Restated

Total expenses	$(31,267)	$(9,940)	$(41,207)
Net loss	(31,267)	(9,940)	(41,207)
Additional paid in capital	(9,940)	9,940	-
Deficit accumulated in the development stage	(31,267)	(9,940)	(41,207)

	November 30, 2007 (inception) to December 31, 2008
	As Previously Reported	Adjustments	As Restated

Total expenses	$(35,787)	$(9,940)	$(45,727)
Net loss	(35,787)	(9,940)	(45,727)
Additional paid in capital	(9,940)	9,940	-
Deficit accumulated in the development stage	(35,787)	(9,940)	(45,727)

The restatement did not impact the balance sheets or the statements of cash flows.

Note 3 - Going Concern

As reflected in the accompanying financial statements, we have an accumulated deficit of $45,787 as of December 31, 2008; a net loss for the year ended December 31, 2008 of $4,520, and cash used of $26,885 in our operations during the year ended December 31, 2008.  This raises substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent on our ability to raise additional capital and implement our business plan.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for us to continue as a going concern.

Note 4 – Prepaid Assets

Prepaid assets relate to consulting agreements which required a payment prior to receiving the service.

Note 5- Common Stock

On December 7, 2007, we issued 9,940,005 shares of common stock to our founders valued at par of $9,940 (at $.001 per share) which were recorded as stock compensation expense.

On December 7, 2007, we issued 26,059,995 shares of common stock for services valued at $26,060 ($.001 per share, which is the par value).

Note 6 – Income Taxes

Since inception, we have incurred net losses and, therefore, and had no tax liability as of December 31, 2008 and 2007.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $45,727 and $41,207 for the years ended December 31, 2008 and 2007 and will begin to expire in the year 2027.

At December 31, 2008 and 2007, the deferred tax assets consisted of the following:

	December 31 , 2008	December 31, 2007

Net operating losses	$15,547	$14,010
Less: valuation allowance	(15,547)	(14,010)
Net deferred tax asset	$–	$–

Note 7 – Related Party Transactions

During 2008 and 2007, the Company’s president loaned funds to the Company totaling $5,207 and $49,040, respectively.  These loans are unsecured with zero interest and repayable on demand.  As of December 31, 2008 and 2007, the outstanding balance related to the advances was $54,247 and $5,207, respectively.

Note 8 - Commitments

The Company’s principal office is in the office of the Company’s President pursuant to a verbal agreement on a rent-free month-to-month basis.

Note 9 - Subsequent Events

On February 3, 2009, the Company’s shareholders exchanged all of their issued and outstanding common shares for 108,000,000 shares of common stock of USA Real Estate Holding Company.  In accordance with SFAS No. 141 (revised 2007), this event is considered as a combination of entities under common control.

This transaction made USA Real Estate Inc. the wholly-owned subsidiary of USA Real Estate Holding Company. All shareholders of USA Real Estate Inc. – holding a total of 36,000,000 shares – returned their shares of USA Real Estate Inc., and in exchange, received three shares of USA Real Estate Holding Company for every share they held of USA Real Estate Inc. prior to the acquisition.

For accounting purposes, these share issuances were recorded at the par value of $0.0001 per share. 600,000 shares were later cancelled returning the original investment of $3,000 to the founder.

Interest of Named Experts and Counsel.

Our counsel which has provided us the legality opinion regarding the securities being registered is Laurence Singer.

The independent registered accountants who have audited our financial statements are MaloneBailey, LLP . The accountants' report is given upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities.

Section 145 of the Delaware General Corporation law makes provision for the indemnification of officers and directors under certain circumstances from liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Section 145 of the Delaware General Corporation law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

a)	for any breach of the director's duty of loyalty to the corporation or its stockholders;

b)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

c)	arising under Section 174 of the Delaware General Corporation law; or

d)	for any transaction from which the director derived an improper personal benefit.

The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

However, currently, USA Real Estate Holding Company has no charter provisions, bylaws provisions, contracts or other arrangements that insures or indemnifies directors, officers or controlling persons of USA Real Estate Holding Company against liability under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We provide the undertaking that in the event that a claim for indemnification against such liabilities (other than the payment by USA Real Estate Holding Company of expenses incurred or paid by a director, officer or controlling person of USA Real Estate Holding Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following is an itemized statement of all expenses of the offering:

SEC Registration Fees:	689
EDGARizing Fees:	3,200	*
State Blue Sky Registration Fees:	60	*
Transfer Agent Fees and Certificate Printing:	500	*
Copying and Printing Prospectus:	286	*
Mailing and Couriering Prospectus:	1,600	*
Accounting and Audit/Review:	34, 000	*
Total:	40,335	*
* estimate

Recent Sales of Unregistered Securities.

On our date of inception, February 3, 2009, USA Real Estate Holding Company purchased all existing outstanding shares of USA Real Estate Inc., thereby making USA Real Estate Inc. our wholly-owned subsidiary. The exemption we claim for this issuance is section 4(2) of the Securities Act of 1933, as amended, as this issuance did not involve any public offering. All shareholders of USA Real Estate Inc. – holding a total of 36,000,000 shares – returned their shares of USA Real Estate Inc., and in exchange, received three shares of our company for every share they held of our subsidiary prior to the acquisition.

We issued a total of 108,000,000 shares of our Common Stock to the former shareholders of USA Real Estate Inc. in order to acquire all existing outstanding shares. For accounting purposes, these share issuances were recorded at the par value of $0.0001 per share. 600,000 shares were later cancelled when the holder of certificate #21, Sharon A. Kisley, passed away and her original investment in our subsidiary was returned to her estate. Using the par value of our Common Stock, the value of the acquisition was $10,740.

Also on February 3, 2009, we issued 26,000,000 shares at a par value of $0.0001 to five consultants. We are claiming an exemption under section 4(2) as this issuance was not part of any public offering. These five consultants did consulting work for us, as well as helped prepare incorporation, organization and stock offering paperwork. All five consultants are sophisticated investors, and accredited investors as defined in Rule 501 of Regulation D, were not solicited as part of any general solicitation for investment, and were intimately familiar with the company’s business. The total value of the shares issued was $260,000.

Also on February 3, 50,000 shares were issued to a private equity firm to help defray the equity firm’s legal and document preparation costs associated with a drawdown equity credit line facility which we have not yet consummated. The exemption we relied upon was 4(2) of the Securities Act of 1933, as the equity firm was an accredited investor, extremely sophisticated and well aware of our business.

Finally, from June 10-30, 2009, 149,000 shares were issued to 20 California investors in our Reg D Rule 504 private stock offering at a price of $0.01 per share. The facts relied upon in claiming this exemption are that the total amount raised was $1,490 in cash, only 20 persons participated and no advertising or other general promotion was used in approaching any of the subscribers. Each subscriber was familiar with our business, and bought for his or her own account and not with a view to or in connection with any re-sale of the securities, and no shareholders have sold any of their shares since issuance in June.

Indemnification of Directors and Officers.

There are no charter provisions, bylaws, contracts or other arrangements that insures or indemnifies a controlling person, director or officer of USA Real Estate Holding Company which affects his or her liability in their capacity as controlling person, director or officer.

However, Section 145 of the Delaware General Corporation law makes provision for the indemnification of officers and directors under certain circumstances from liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Section 145 of the Delaware General Corporation law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

-	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

-	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

-	arising under Section 174 of the Delaware General Corporation law; or

-	for any transaction from which the director derived an improper personal benefit.

The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Exhibits.

Index of Exhibits

EX-3.1	Certificate of Incorporation

EX-3-1-1	Certificate of Amendment of Certificate of Incorporation

EX-3-2	Bylaws

see bylaws exhibit incl. indentures	Instruments defining the rights of holders,

EX-5.1	Opinion re: legality

EX-10.1	Terms of Note Payable to Stephen R. Maddox

EX-21.1	Our Subsidiary

EX-23.1	Consent of Independent Registered Certified Public Accountants

see opinion exhibit (EX-5.1)	Consent of Counsel

incorporated by reference*	Investor Questionnaire

incorporated by reference*	Subscription Agreement

* Registration Statement on Form S-11/A filed January 21, 2010.

Undertakings.

We hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any propectus required by section 10(a)(3) of the Securities Act of 1933;
•
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

•
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

We also undertake, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

We also undertake to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

We also undertake that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of ours relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter); the offering prepared by or on behalf of us or used or referred to by us; (iii) The portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by or on behalf of us; and (iv) Any other communication that is an offer in the offering made by us to the purchaser.

We also confirm that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wichita, State of Kansas on March 12, 2010.

USA REAL ESTATE HOLDING COMPANY

By:	/s/ Stephen R. Maddox
Stephen R. Maddox
President, Principal Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

By:	/s/ Stephen R. Maddox
Stephen R. Maddox
President, Principal Accounting Officer and Chairman of the Board of Directors

March 12, 2010

By:	/s/ Richard Maddox
Richard Maddox
Vice-President and a Director

March 12, 2010

By:	/s/ James Miller
James Miller
Secretary, Treasurer, Principal Financial Officer and a Director

The above three persons constitute all members of the Board of Directors.